Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dawson Geophysical Company:

We consent to the incorporation by reference in the Registration Statements (No. 333-142221 and No. 333-201923) on Form S-8, and Post-Effective Amendment on Form S-8 to the Registration Statement (No. 333-199922) on Form S-4, of Dawson Geophysical Company of our report dated December 5, 2012, with respect to the consolidated statements of earnings and comprehensive income (loss), stockholders’ equity, and cash flows, of Dawson Geophysical Company for the year ended September 30, 2012, which report appears in the Form 8-K/A of Dawson Geophysical Company dated April 30, 2015.

/s/ KPMG LLP

Dallas, Texas
April 30, 2015